Exhibit 3

Tel Aviv, June 22, 2003

IDB Holding Corporation Ltd.

The Triangular Tower, 44th Floor

3 Azrieli Center

Tel-Aviv, 67023

Israel

Gentlemen,

Pursuant to rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that IDB Holding Corporation Ltd. (“IDBH”) may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or a Schedule 13G and any amendments thereto in respect of shares of American Israeli Paper Mills Ltd. purchased, owned or sold from time to time by the undersigned.

IDBH is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13D or Schedule 13G or any amendments thereto.

Very truly yours,

(signed)
Clal Industries and Investments Ltd.

A g r e e d:

(signed)

IDB Holding Corporation Ltd.